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                      [Berkshire Hills Bancorp, Inc. Logo]


                BERKSHIRE HILLS REAFFIRMS 2008 EPS GROWTH TARGET

PITTSFIELD, MA - May 2, 2008 - Berkshire Hills Bancorp (BHLB) conducted a conference call on April 30, 2008 to discuss highlights of the Company's first quarter financial results, along with guidance about expected results in the second quarter and for the year 2008. President and Chief Executive Officer Michael P. Daly and Executive Vice President and Chief Financial Officer Kevin
P. Riley participated in the call.

Berkshire reaffirmed that it expects record earnings per share of $2.16 in 2008, which represents a 50% increase over 2007 results of $1.44 per share. Earnings are expected to benefit from revenue growth exceeding 20%, reflecting the contributions of organic growth and recent acquisitions; 2007 revenues were also net of balance sheet restructuring charges. Earnings growth in 2008 is also expected to result from improved efficiencies, with the efficiency ratio improving to 61% or below, from around 63% in 2007.

In its first quarter 2008 earnings release, Berkshire reported that first quarter earnings were up 22% to a record $6.0 million. The Company also reported that EPS increased by $0.02 (4%) compared to the prior year first quarter. Management reported that first quarter results were in line with its previous expectations and that record first quarter EPS sets the pace for anticipated record earnings for the entire year. First quarter results generated positive operating leverage as a result of revenue growth and expense control. Mr. Daly also discussed the 7% dividend increase that was announced in the news release. Management reported that asset quality remains sound, and responded to questions about the Company's loan portfolio.

Additional information about first quarter 2008 results and guidance for 2008 is available from the replay of the conference call. Some of the information discussed above is also available in the Company's earnings release dated April 29, 2008, which is also available at the Company's website. A telephone replay of the conference call is available until May 6, 2008 by calling 877-344-7529 and entering replay passcode: 417887. The webcast will be available at Berkshire's website above for an extended period of time. Berkshire also has a podcast available from its website for those interested in downloading the conference call onto individual listening devices or computers.


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BACKGROUND
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Berkshire Hills Bancorp is a regional financial services company with assets of approximately $2.5 billion. Headquartered in Pittsfield, Massachusetts, it is the parent of Berkshire Bank - AMERICA'S MOST EXCITING BANKSM. Through its subsidiaries, Berkshire provides business and consumer banking, insurance, and wealth management services through 48 banking and insurance offices in Western Massachusetts, Northeastern New York, and Southern Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.

FORWARD LOOKING STATEMENTS
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Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are "forward-looking statements". These statements, which reflect management's views of future events, involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see "Forward Looking Statements" and "Risk Factors" in the Company's 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.


CONTACT
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David H. Gonci
Corporate Finance Officer
413-281-1973